        F5, Inc. Insider Trading Policy

Guidelines with Respect to Certain Transactions in Company Securities

This Policy provides guidelines to all employees, officers and directors of F5, Inc. and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, notes and debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange- traded options. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information (as defined below) regarding the Company.
This group of people and their family members are sometimes referred to in this Policy as “Insiders.” Family members of any person include family residing with such person, any other person in such person’s household, any other family member whose transactions in Company securities are directed by such person or subject to such person’s influence or control, and any controlled affiliate of such person.
This policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Accordingly, any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information and the misuse of Material Nonpublic Information in securities trading.

Specific Policies

Trading on the Basis of Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, the Company, or any of their respective family members, shall engage in any transaction involving the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she becomes aware of Material Nonpublic Information concerning the Company, and ending at the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material unless the transaction is completed pursuant to a written pre-determined trading program that (a) meets the requirements of Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended ("Rule 10b5-1"); (b) is adopted and/or amended only during a trading window (defined below) well in advance of the first contemplated transaction in accordance with the requirements of Rule 10b5-1 and when he or she did not possess Material Nonpublic Information or was not otherwise restricted from trading; and (c) is promptly filed upon initiation and/or amendment with the Company’s General Counsel (herein after “Rule 10b5-1 Transactions”).
As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading or in recommending or advising others to trade in the securities of companies to which such information relates, nor shall such Insider or other person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
Employees should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of their regular employment duties, nor should Company matters be discussed in public or quasi-public areas where conversations may be overheard. This prohibition also applies to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through designated authorized individuals as set forth in the Company’s Investor Communications Policy. If employees receive inquiries of this nature they should decline comments and refer the inquirer directly to the Company designated individuals responsible for such inquiries.
Certain exceptions. The exercise of stock options for cash under the Company’s equity incentive plan and the purchase of any shares under the Company’s employee stock purchase plan are generally exempt from this Policy, since the other party to the transaction is the Company itself and the price is fixed by the terms of the option agreement or plan. The Policy does apply, however, to any sale of stock acquired by exercising any such option or pursuant to the stock purchase plan, including, any such sale as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
The mandatory automatic sale of the Company’s common stock by an officer or employee of, or consultant or contractor to, the Company, through E*TRADE/Morgan Stanley at Work or Rule 10b5-1 Transactions, to cover taxes due as a result of the vesting of restricted stock units (hereinafter “Automatic Sales”) shall be exempt from this Policy.

Potential Criminal and Civil Liability and/or Disciplinary Action
Liability for Insider Trading. Company personnel who enter into transactions in securities based on inside information are subject to: a civil penalty of up to three times the profit gained or loss avoided; a criminal fine of up to $5,000,000 (no matter how small the profit); and a jail term of up to twenty years. Additionally, supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to a civil penalty of up to $2,559,636 (subject to adjustment for inflation) or, if greater, three times the profit gained or loss avoided as a result of the employee's violation. Individuals may also be barred from serving as officers or directors of publicly-traded companies.
Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Large penalties have been imposed upon persons who have disclosed such information to others, even when the disclosing person did not profit from the trading. The Securities and Exchange Commission, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated surveillance techniques to uncover insider trading.

Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. Consultants and contractors who violate this Policy may have their relationship with the Company terminated.

Guidelines

Mandatory Trading Window For Officers, Directors and Certain Designated Employees. The period beginning after the 15th day of the last month of a fiscal quarter and ending one Trading Day following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.
Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors, officers and employees of, or consultants or contractors to, the Company having access to the Company’s internal financial statements or other Material Nonpublic Information and their family members shall refrain from conducting transactions, except for Automatic Sales and Rule 10b5-1 Transactions, unless otherwise approved in advance by the General Counsel, involving the purchase or sale of the Company’s securities other than during the period commencing at the close of business on the first Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the end of the 15th day of the last month of the fiscal quarter (or, if such day is not a Trading Day, the end of the last Trading Day preceding such day) (the “trading window”). The purpose behind the “trading window” guideline is to help establish a diligent effort to avoid any improper transaction (or even the appearance of an improper transaction).
From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading, except for Automatic Sales and Rule 10b5-1 Transactions, because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction, except for Automatic Sales and Rule 10b5-1 Transactions, involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions, except for Automatic Sales and Rule 10b5-1 Transactions, in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered to be within a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
Preclearance of Trades by Officers, Directors and Certain Employees. The Company has determined that all officers, directors and certain employees designated by the Company for preclearance, together with their family members, should refrain from entering into any transactions (including gifts) in the Company’s securities, except for Automatic Sales and Rule 10b5-1 Transactions, even during the trading window, without first complying with the Company’s “preclearance” process. Each officer, director and designated employee should contact the Company’s General Counsel prior to commencing any trade in the Company’s securities or making any gift of Company securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain additional employees, consultants and contractors.

Individual Responsibility. Every officer, director, employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.
An Insider may, from time to time, have to forego a proposed transaction, except for Automatic Sales and Rule 10b5-1 Transactions, in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Applicability of Policy to Inside Information Regarding Other Companies
This Policy and the guidelines described herein also apply to Material Nonpublic Information (i) relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), or (ii) relating to the Company if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold stock of other companies, including business partners, in each case when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to purchase, sell or hold the Company’s securities. Insiders should assume that any information, positive or negative, is material if it might affect the

Company’s stock price or otherwise be of significance to an investor in determining whether to purchase, sell or hold the Company’s stock.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•Financial results
•Projections of future earnings or losses or changes in such projections
•Actual changes in earnings
•Results of product development
•News of a pending or proposed merger, acquisition, joint venture or tender offer
•News of the disposition of a subsidiary or of material assets
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data, or a product or service.
•Changes in dividend policy
•New product announcements of a significant nature
•Significant product defects or modifications
•Significant increases or decreases in customers
•Significant changes in net and gross adds in customers
•Significant pricing changes
•Stock splits
•Calls, redemptions, or purchases of the company’s securities by the Company
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation
•Changes in senior management or other major personnel changes.
Nonpublic information is Information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees, and their family members, may not engage in any of the following transactions:

Short Sales. Short sales of the Company's securities.

Publicly Traded Options. Buying or selling Company options including puts, calls or other derivative securities.
Hedging Transactions. Hedging transactions including but not limited to zero-cost collars and forward sale contracts.

Margin Accounts and Pledges. Holding Company securities in margin accounts and/or pledging Company securities as collateral. The Company may on occasion provide limited exceptions to this prohibition such as where someone other than an executive officer or director wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Post-Termination Transactions. Any person in possession of Material Nonpublic Information when such person’s employment terminates, may not trade in Company securities until that Information has become public or is no longer material no matter how long that may take. In addition, officers, directors and those employees designated by the Company for preclearance who terminate employment should contact the Company’s General Counsel prior to their (or their family members) commencing any trade in the Company’s securities during the six month period after termination or such other period designated by the General Counsel.

Additional Information - Directors and Officers

Directors and executive officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of restricted stock units (RSUs) or options under the Company’s equity plans, nor the settlement of RSUs as stock or the exercise of the option, nor the receipt of stock under the Company’s employee stock purchase plan is deemed a matchable purchase under Section 16; however, the sale of any such shares is generally a matchable sale under Section 16.

Policy Subject to Revision

The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Executive Vice President and General Counsel.